Exhibit 99.1

Southwest Water Company Reports Increased Second Quarter Revenue and Earnings

    WEST COVINA, Calif.--(BUSINESS WIRE)--Aug. 12, 2003--Southwest Water Company (Nasdaq:SWWC) today reported increased revenues and earnings for the second quarter ended June 30, 2003. The company is also updating its business outlook for the remainder of 2003.

    Q2 2003 Highlights:

    --  Revenues increased 27 percent to $41.5 million

    --  Operating income rose 85 percent to $3.5 million

    --  Diluted EPS was $0.18 versus $0.16 in Q2 of 2002

    For the second quarter of 2003, the company reported revenues of $41.5 million, operating income of $3.5 million, and net income of $1.9 million, or $0.18 per diluted share. This compares to revenues of $32.7 million, operating income of $1.9 million, and net income of $1.7 million, or $0.16 per diluted share, for the same three-month period in 2002.
    For the six months ended June 30, 2003, revenues rose 27 percent to $77.6 million from $60.9 million a year ago. For the same period, operating income increased 15 percent to $4.4 million from $3.8 million in the prior-year period. For the first six months in 2003, net income decreased by 40 percent, to $1.7 million, or $0.17 per diluted share, from $2.9 million, or $0.28 per diluted share, in the same period a year ago.
    Net income for the first six months in 2002 included non-recurring, after-tax gains of $1.1 million, or $0.10 per diluted share, from reimbursement of water quality infrastructure investments, and $637,000, net of tax, or $0.06 per diluted share, from a pension plan termination. Net income for the second quarter of 2003 includes $454,000, net of tax, or $0.04 per diluted share, from the sale of excess land not needed for current or planned operations.
    Anton C. Garnier, Southwest Water president and CEO, said, "We are pleased with our second quarter increases in revenue, which were driven largely by our Services Group. Last November's acquisition of Aqua Services, continued organic growth in our Texas subsidiaries and our ongoing construction management of a $25 million reverse osmosis water treatment facility in San Juan Capistrano, California, contributed significantly to the second quarter revenue increase.
    "On June 1, 2003, our Services Group began a 10-year, $30 million contract to operate and maintain the public works department in Pascagoula, Mississippi. The work includes managing water production and distribution, sewage collection and treatment, and other public works services for 30,000 residents of the Gulf Coast city. The contract also calls for operation of three reverse osmosis water treatment plants, thus expanding our involvement with this technology and supporting our efforts in other cities where reverse osmosis offers a practical solution to water supply challenges."
    Garnier continued, "In our Utility Group, revenues increased 2 percent in the second quarter of 2003 compared to the same period a year ago. Continued growth in our New Mexico utility customer base and a step rate increase at one of our Texas utilities drove much of this growth. In May 2003 our California utility's completion of a general rate case, initially filed with the California Public Utilities Commission in April 2002, resulted in a 17 percent rate increase, effective May 28, 2003. The increased rates should improve our Utility Group's financial performance in subsequent periods."
    Garnier added, "One of our challenges this year is to replace the 2002 income from non-recurring items with continuing operating income in 2003. In the second quarter we made significant progress toward this goal."
    He concluded, "During the second quarter of 2003, we also improved our capital structure. We completed a private placement of 1.1 million shares of newly issued common stock for $12 million with net proceeds of approximately $11 million. These proceeds will support our growth strategy."

    Business Outlook

    The company is announcing that it expects full year 2003 revenues to increase by 25 to 30 percent from 2002 results, up from prior guidance of 20 to 25 percent. Operating income for 2003 is expected to increase by 35 to 40 percent, up from prior guidance of 30 to 35 percent.
    The company's prior guidance remains the same with respect to the following: The Services Group will be the primary driver of revenue growth for the current year, contributing between 65 percent and 70 percent of total revenues. Cash capital expenditures, primarily in the Utility Group, are expected to increase by five to 10 percent, from approximately $13 million in 2002. The company expects its tax rate will be approximately 37 percent in 2003.

    Conference Call

    As previously announced, the company will provide more detail regarding its second quarter 2003 operating results and the outlook for 2003 in a conference call and Web cast to be held at 1:30 p.m. PDT (4:30 p.m. EDT) today. The conference call can be accessed on the company's Web site at www.southwestwater.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.

    Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility submetering; and infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 31 states from coast to coast depend on Southwest Water for high-quality, reliable service.

    This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2002 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.


            FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
        (unaudited and in thousands, except per share amounts)

                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                                2003       2002      2003      2002

Operating revenues              $41,464   $32,746    $77,578  $60,914

Operating income                  3,497     1,893      4,418    3,836

Pension gain, land sale and
 settlement, net of tax             454     1,074        454    1,790

Net income                        1,889     1,708      1,740    2,872

Earnings per common share:
     Diluted                      $0.18     $0.16      $0.17    $0.28

Weighted average outstanding
common shares:
     Diluted                     10,577    10,361     10,380   10,243

NOTES:

(1) Operating income, net income and diluted earnings per common share reflect the company's adoption of Statement of Financial
    Accounting Standards No. 123, Accounting for Stock Based
    Compensation, effective in 2002.

(2) Per share amounts and weighted average outstanding common shares reflect a 5% stock dividend on January 1, 2003.


                CONSOLIDATED BALANCE SHEET INFORMATION

                                              June 30,    December 31,
                                               2003          2002

Current assets                                  $32,395       $29,836
Property, plant and equipment                   210,440       203,933
Total assets                                   $276,672      $268,744

Current liabilities                             $27,294       $31,623
Long-term debt                                   74,580        80,985
Contributions in aid of construction             76,348        70,658
Stockholders' equity                             74,586        61,837
Total liabilities and stockholders' equity     $276,672      $268,744


    CONTACT: Southwest Water Company
             Richard J. Shields, 626-915-1551
             www.southwestwater.com
               or
             Coffin Communications Group
             Crocker Coulson, 818-789-0100
             www.coffincg.com